Exhibit 99.1

ARMSTRONG FLOORING REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

•	Full Year Net Sales of $1,133.7 Million

•	Full Year Net Loss of $41.8 Million, and Adjusted Net Income of $5.7 Million

•	Full Year Adjusted EBITDA of $65.2 Million

•	Full Year Free Cash Flow of $18.5 Million

•	Provides Outlook for Adjusted EBITDA of $70 Million to $80 Million in Full Year 2018

Lancaster, PA, March 6, 2018. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Don Maier, Chief Executive Officer, commented, “Improved fourth quarter 2017 Adjusted EBITDA and margin reflect our commitment to targeted productivity and cost control initiatives. For the full year 2017, manufacturing cost and SG&A efficiencies offset more than two-thirds of the combined Adjusted EBITDA impact from legacy portfolio market pressures and higher than expected input costs. While market challenges in resilient sheet and wood are unabating, we continue to make strong progress on our innovation-based growth objectives.”

Mr. Maier continued, “In 2018, we will continue executing our strategic priorities to reinvigorate top line growth and improve our competitive positioning by further pivoting our product portfolio towards growing categories, such as Luxury Vinyl Tile (“LVT”), and driving innovation, including Diamond 10® Technology, across our portfolio. In wood, we continue to improve our cost position and sourcing capabilities while exploring licensing options at entry-level price points. In resilient sheet, our repurposed Stillwater, OK facility has expanded our domestic LVT production, enhanced our capacity efficiency and provided us with technological acumen to repurpose additional facilities across our network. In regards to distributor share of wallet, we are empowering our distribution partners in residential channels while intensifying our focus on national retail and commercial customers, allowing us to improve speed-to-market, cost efficiencies and margins in all channels. These collective initiatives should generate additional cash flow and attractive returns over time. Overall, we are confident in our ability to deliver on our adjusted EBITDA growth outlook for 2018 and we affirm our 10% EBITDA margin target by 2020, under a range of growth scenarios.”

Fourth Quarter of 2017 Results Compared with Fourth Quarter of 2016 Results

Consolidated Results

(Dollars in millions except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Net sales	$262.7	$271.7	(3.3%)	$1,133.7	$1,193.2	(5.0%)
Operating (loss) income	($17.2)	($9.2)	N/M	($47.0)	$18.9	N/M
Net (loss) income	($20.7)	($6.3)	N/M	($41.8)	$9.2	N/M
Diluted (loss) earnings per share	($0.80)	($0.23)	N/M	($1.54)	$0.33	N/M
Adjusted EBITDA	$5.7	$5.5	4.4%	$65.2	$83.1	(21.4%)
Adjusted EBITDA margin	2.2%	2.0%	20 bps	5.8%	7.0%	(120 bps )
Adjusted net (loss) income	($3.2)	($2.5)	N/M	$5.7	$21.7	(73.5%)
Adjusted diluted (loss) earnings per share	($0.12)	($0.09)	N/M	$0.21	$0.77	(72.5%)

In the fourth quarter of 2017, net sales were $262.7 million as compared to $271.7 million in the fourth quarter of 2016, primarily as a result of a decline in net sales in the Wood Flooring segment.

Fourth quarter 2017 net loss was $20.7 million, or a loss per diluted share of $0.80, as compared to a net loss of $6.3 million, or loss per diluted share of $0.23, in the prior year quarter. In the fourth quarter of 2017, the Company reduced its deferred tax assets by $12.5 million due to recognition of valuation allowances and the impacts of U.S. tax reform. Adjusted net loss was $3.2 million, or $0.12 adjusted loss per diluted share, as compared to an adjusted net loss of $2.5 million, or adjusted loss per diluted share of $0.09, in the prior year quarter.

Fourth quarter 2017 adjusted EBITDA was $5.7 million, as compared to $5.5 million in the prior year quarter, with the increase primarily attributable to lower manufacturing costs and SG&A, including lower incentive-based employee compensation, partly offset by the impact of lower Wood Flooring segment net sales and increased raw material input cost inflation.

Resilient Flooring Segment

	Three Months Ended December 31,			Twelve Months Ended December 31,
(Dollars in millions)	2017	2016	Change	2017	2016	Change
Net sales	$158.2	$158.3	0.0%	$700.9	$707.1	(0.9%)
Operating (loss) income	($7.0)	($4.8)	N/M	$9.0	$15.1	(40.7%)
Adjusted EBITDA	$5.8	$5.3	9.2%	$58.4	$55.8	4.7%
Adjusted EBITDA margin	3.6%	3.3%	30 bps	8.3%	7.9%	40 bps

Net sales were $158.2 million as compared to $158.3 million in the prior year period. The slight decrease in net sales was primarily due to lower volume in vinyl sheet and laminate products, combined with modest price pressure across most categories. This was mostly offset by higher sales of LVT, which continued to achieve double-digit growth, and VCT, helped by the recent acquisition of the VCT assets of Mannington Mills.

Operating loss was $7.0 million in the quarter as compared to an operating loss of $4.8 million in the prior year quarter. Adjusted EBITDA was $5.8 million as compared to $5.3 million in the prior year quarter, driven by improved manufacturing and SG&A costs, which more than offset higher input costs. During 2017, the Company started the process of migrating a portion of its laminate business to a licensing model in place of the current sourcing model, which is expected to generate more attractive EBITDA margins on lower reported sales for that category.

Wood Flooring Segment

	Three Months Ended December 31,			Twelve Months Ended December 31,
(Dollars in millions)	2017	2016	Change	2017	2016	Change
Net sales	$104.5	$113.4	(7.9%)	$432.8	$486.1	(11.0%)
Operating (loss) income	($10.2)	($4.4)	N/M	($56.0)	$3.8	N/M
Adjusted EBITDA	($0.1)	$0.2	N/M	$6.8	$27.3	(75.1%)
Adjusted EBITDA margin	(0.1%)	0.2%	N/M	1.6%	5.6%	(400 bps )

Net sales were $104.5 million as compared to $113.4 million in the prior year quarter, with the decline driven by lower volumes in both solid and engineered wood. As expected, volume was most impacted in the strategic retail customer channel, which is expected to continue through the first half of 2018. Favorable mix provided a partial offset and price was stable.

Operating loss was $10.2 million, compared to an operating loss of $4.4 million in the prior year quarter, largely due to the $4.1 million charge in the fourth quarter 2017 in connection with the previously announced closing of two manufacturing facilities. Adjusted EBITDA was ($0.1) million as compared to $0.2 million in the prior year quarter, primarily attributable to the impact of lower net sales and higher input costs, which were mostly offset by lower manufacturing costs and SG&A.

Share Repurchase Program

During 2017, the Company repurchased approximately 2.5 million shares at an aggregate value of $40.0 million under its share repurchase program authorized in March 2017.

Full Year 2018 Outlook

For the full year 2018, the Company expects adjusted EBITDA to be in the range of $70 million to $80 million. The adjusted EBITDA outlook assumes sales growth in the low single-digits, weighted towards the second half of full year 2018. In connection with the strengthened distributor partnerships announced in February 2018 as well as a reduction in corporate overhead, the Company expects to incur one-time charges primarily related to severance of $3 million to $4 million in the first quarter of 2018, which is expected to achieve $10 to $12 million of annualized savings over the next twelve months. The Company expects capital expenditures to be in the range of $40 million to $45 million for the full year 2018 while delivering another year of free cash flow in line with recent years.

Conference Call and Webcast

The Company will host a live webcast and conference call to review fourth quarter and full year results on Tuesday, March 6, 2018 at 11:00 a.m. ET. The live webcast and accompanying slide presentation will be available in the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13676121.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play SM. Headquartered in

Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 15 manufacturing facilities in three countries and employs approximately 3,600 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

Armstrong Flooring, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Dollars in millions except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net sales	$262.7	$271.7	$1,133.7	$1,193.2
Cost of goods sold	228.5	226.7	963.6	963.1

Gross profit	34.2	45.0	170.1	230.1
Selling, general, and administrative expense	51.4	54.2	204.6	211.2
Intangible asset impairment	—	—	12.5	—

Operating (loss) income	(17.2)	(9.2)	(47.0)	18.9
Interest expense	0.8	0.2	2.8	1.5
Other expense	0.1	3.7	0.2	5.8

(Loss) Income from continuing operations before income taxes	(18.1)	(13.1)	(50.0)	11.6
Income tax (benefit) expense	2.6	(6.8)	(8.2)	4.1

(Loss) Income from continuing operations	(20.7)	(6.3)	(41.8)	7.5
Net gain from discontinued operations	—	—	—	1.7

Net (loss) income	$(20.7)	$(6.3)	$(41.8)	$9.2

Weighted average number of common shares outstanding — Basic	25.9	28.0	27.1	27.9

Basic earnings (loss) per share of common stock	$(0.80)	$(0.23)	$(1.54)	$0.33

Weighted average number of common shares outstanding — Diluted	25.9	28.0	27.1	28.1

Diluted earnings (loss) per share of common stock	$(0.80)	$(0.23)	$(1.54)	$0.33

Condensed Consolidated Balance Sheet

(Dollars in millions)

	December 31, 2017	December 31, 2016
Assets
Current Assets:
Cash	$39.0	$30.6
Accounts and notes receivable, net	79.7	76.0
Inventories, net	236.0	272.1
Income tax receivable	3.8	2.4
Prepaid expenses and other current assets	31.8	23.8

Total current assets	390.3	404.9
Property, plant, and equipment, net	418.1	445.2
Intangible assets, net	60.4	42.6
Deferred income taxes	3.4	4.5
Other non-current assets	7.3	7.2

Total assets	$879.5	$904.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$150.2	$163.0
Income taxes payable	0.8	0.4

Total current liabilities	151.0	163.4
Long-term debt	86.0	21.2
Postretirement benefit liabilities	72.7	75.5
Pension benefit liabilities	5.7	1.6
Other long-term liabilities	9.4	9.1
Noncurrent income taxes payable	0.3	1.7
Deferred income taxes	4.4	8.4

Total liabilities	329.5	280.9
Total stockholders’ equity	550.0	623.5

Total liabilities and stockholders’ equity	$879.5	$904.4

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, and certain other gains and losses. Free cash flow is defined as net cash from operating activities less purchases of property, plant and equipment plus proceeds from the sale of property, plant and equipment. The Company uses these adjusted performance measures in managing the business, including in communications with its Board of Directors and employees, and believes that they can provide users of this financial information with meaningful comparisons of operating performance between current and prior periods. In addition, the Company has applied pro forma adjustments to the non-GAAP results for periods prior to the Company’s separation from its former parent. For periods ending prior to April 1, 2016, the pro forma adjustments represent estimated incremental expenses that would have been incurred had the separation occurred on January 1, 2015 with equivalent outstanding borrowings; for the first quarter of 2016, the pro forma adjustment removes expenses allocated to the Company by its former parent that are not indicative of the estimated expenses the Company would incur post-separation. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as its prospects for future performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. The Company does not provide financial guidance for forecasted net income since certain items that impact net income are outside of our control and cannot be reasonably predicted. Therefore, the Company is unable to provide a reconciliation of its Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

(Dollars in millions except per share data)
	Three Months Ended December 31,
	2017			2016
	Total	Resilient	Wood	Total	Resilient	Wood
Net (loss)	($20.7)			($6.3)
Interest Expense	0.8			0.2
Other Expense	0.1			3.7
Taxes	2.6			(6.8)

Operating (Loss)	(17.2)	(7.0)	(10.2)	(9.2)	(4.8)	(4.4)
Depreciation and amortization	18.8	11.1	7.7	12.4	8.2	4.2
Expense related to plant closures, cost reductions, acquisition, and multilayered wood flooring duties	2.0	—	2.0	0.1	—	0.1
U.S. pension expense	2.1	1.8	0.4	2.2	1.8	0.4
Adjusted EBITDA	$5.7	$5.8	($0.1)	$5.5	$5.3	$0.2

	Twelve Months Ended December 31,
	2017			2016
	Total	Resilient	Wood	Total	Resilient	Wood
Net (loss) Income	($41.8)			$9.2
Interest Expense	2.8			1.5
Other Expense	0.2			5.8
Net gain from discontinued operations	—			(1.7)
Taxes	(8.2)			4.1

Operating Income (Loss)	(47.0)	9.0	(56.0)	18.9	15.1	3.8
Depreciation and amortization	78.7	38.7	40.0	46.6	32.5	14.1
Intangible asset impairment	12.5	—	12.5	—	—	—
Expense related to plant closures, cost reductions, acquisition, and multilayered wood flooring duties	12.1	3.3	8.8	8.4	0.8	7.5
U.S. pension expense	8.9	7.4	1.5	8.7	7.3	1.4
Adjustment for corporate expense	—	—	—	0.5	—	0.5

Adjusted EBITDA	$65.2	$58.4	$6.8	$83.1	$55.8	$27.3

	Three Months Ended December 31,
	2017		2016
	$ million	Per diluted share	$ million	Per diluted share
Net (loss)	($20.7)	($0.80)	($6.3)	($0.23)
Expenses related to plant closures (including accelerated depreciation), cost reductions, acquisition, and multilayered wood flooring duties	6.1		0.1
U.S. pension expense	2.1		2.2
Other Expense	0.1		3.7
Tax impact of adjustments at statutory rate	(3.1)		(2.2)
Impact on deferred tax assets of valuation allowance and US tax reform	12.5		—
Adjusted Net Loss	($3.2)	($0.12)	($2.5)	($0.09)

	Twelve Months Ended December 31,
	2017		2016
	$ million	Per diluted share	$ million	Per diluted share
Net (loss) Income	($41.8)	($1.54)	$9.2	$0.33
Expenses related to plant closures (including accelerated depreciation), cost reductions, acquisition, and multilayered wood flooring duties	34.9		8.4
Intangible asset impairment	12.5		—
U.S. pension expense	8.9		8.7
Adjustment for corporate expense	—		0.5
Pro forma adjustment for interest expense	—		(0.4)
Other Expense	0.2		5.8
Tax impact of adjustments at statutory rate	(21.5)		(8.7)
Net gain from discontinued operations	—		(1.7)
Impact on deferred tax assets of valuation allowance and US tax reform	12.5		—
Adjusted Net Income	$5.7	$0.21	$21.7	$0.77

Twelve Months Ended December 31, 2017
Net cash provided by operating activities	$62.9
Purchases of property, plant, and equipment	(44.8)
Sale of assets	0.4
Free cash flow	$18.5

Columns may not foot due to rounding.